Exhibit 23.1

PRC Legal Opinion

To: China Environmental Protection, Inc.

October 15, 2012

Ladies and Gentlemen:

We are qualified lawyers of the People’s Republic of China (“PRC” or “China”, for the purpose of this opinion only, PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof.

We have acted as PRC Legal Counsel to China Environmental Protection, Inc. (the “Company”), and its subsidiary, Dragon Path International Limited (the “BVI Company”), Yixing Dragon Path Environment Technology Limited (“Yixing Dragon Path” or “WFOE”), and Jiangsu Jinyu Environmental Engineering Co., Ltd. (“Jinyu”, together with WFOE, BVI Company and the Company, the “Group Companies”). We have been requested to give this opinion on, inter alia, a series of agreements entered into by and among WFOE, Jiangsu Zhenyu Environmental Protection Technology Co. Ltd. (“Zhenyu”), and shareholders of Zhenyu on July 1, 2011(“Transaction Documents”). These Transaction Documents are as follows:

(1) Termination Agreement on Consulting Services Agreement dated July 1, 2011, by and between Yixing Dragon Path and Zhenyu;

(2) Termination Agreement on Operating Agreement dated July 1, 2011, by and among Yixing Dragon Path, Zhenyu and shareholders of Zhenyu;

(3) Termination Agreement on Option Agreement dated July 1, 2011, by and among Yixing Dragon Path, Zhenyu and shareholders of Zhenyu;

(4) Termination Agreement on Voting Rights Proxy Agreement dated July 1, 2011, by and among Yixing Dragon Path, Zhenyu and shareholders of Zhenyu;

(5) Termination Agreement on Equity Pledge Agreement dated July 1, 2011, by and among Yixing Dragon Path, Zhenyu and shareholders of Zhenyu;

(6) Equity Transfer Agreement dated July 1, 2011 by and between Yixing Dragon Path and Zhenyu;

(7) Agreement on Assignment of 75% Shareholder’s Rights in Jinyu dated July 1, 2011 by and between Yixing Dragon Path and Zhenyu;

(8) Agreement on Transfer of the Share in Five Patents dated July 1, 2011 by and between Yixing Dragon Path and Zhenyu; and

(9) Offset Agreement dated July 1, 2011 by and between Yixing Dragon Path and Zhenyu.

A.	Documents and Assumptions

In rendering this opinion, we have reviewed the originals or copies of the foregoing Transaction Documents and certain other documents as we deemed necessary or appropriate to render this opinion which were provided to us by the Group Companies, and such other documents, corporate records, certificates issued by the governmental authorities in the PRC (collectively the “Documents”), and we have made investigation of the applicable laws and regulations of the PRC effective and publicly available as of the date of this opinion.

In our examination of the Documents, we have assumed without independent investigation and inquiry that (“Assumptions”):

i

(a) all Documents submitted to us as copies conform to their originals and all Documents submitted to us as originals are authentic; (b) all signatures, seals and chops on such Documents are genuine; and (c) other than Group Companies, all parties have the requisite power and authority to enter into, and have duly executed and delivered under the laws other than those of the PRC, the Documents; (d) all facts and information stated or given in such Documents are true, correct and complete; (e) all persons who purport to act for and on behalf of the Group Companies have sufficient legal capacity to enter into and perform the transactions contemplated by the Documents or to carry out their respective roles in such transactions; (f) each of the parties to the Documents (except for the Group Companies) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party; and (g) in response to our due diligence inquiries, requests and investigations for the purpose of this opinion, all the information and materials provided to us by the Group Companies are true, accurate, complete and not misleading, and that the Group Companies have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part.

ii.

The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, cancelled, amended, superseded or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

iii

All the explanations and interpretations provided by the government officers, which duly reflect the official position of the relevant Government Agencies, and all the Documents and the factual statements provided to us by the Group Companies, including but not limited to those set forth in the Documents, are complete, true, correct and not misleading. Where important facts were not independently established to us, we have relied upon certificates issued by the Government Agencies with proper authority which are available to us; and

iv.	The applicable PRC statute, judgment, order or decree, rule, regulation and facts shall remain unchanged as of the date hereof and will not be changed.

This opinion is rendered on the basis of the PRC laws and regulations effective and available to the public as of the date hereof and there is no assurance that any of such laws and regulations will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

We have not made any investigation into and do not express any opinion on the laws of any jurisdiction other than the PRC (which, for the purpose of this opinion only, excludes the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan).

B. Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

a)  “Government Agencies” mean any competent government authorities, courts or regulatory bodies of the PRC;

b )          “Governmental Authorizations” mean all approvals, consents, permits, authorizations, filings, registrations, exemptions, waivers, endorsements, annual inspections, qualifications and licenses required by the applicable PRC Laws to be obtained from the competent Government Agencies;

c) “PRC Laws” mean all laws, regulations and directives, circulars, notices and rules of Government Agencies currently in force and publicly available in the PRC as of the date hereof;

C. Opinion

Based on our review of the Documents and our understanding of the PRC laws, subject to the foregoing Assumptions, qualifications set forth herein, and except as disclosed in Transaction Documents, we are of the opinion that:

1.	Yixing Dragon Path, Zhenyu and shareholders of Zhenyu have legal capacity under PRC Laws to enter into the Termination Agreement on Consulting Services Agreement, Termination Agreement on Operating Agreement, Termination Agreement on Option Agreement, Termination Agreement on Voting Rights Proxy Agreement and Termination Agreement on Equity Pledge Agreement, all dated July 1, 2011 (collectively, “Termination Agreements”). No Governmental Authorizations is required for each party’s entry into Termination Agreements. Each of the Termination Agreements will be valid and binding upon the approval procedure stipulated therein is completed.

2.	Yixing Dragon Path and Zhenyu have legal capacity under PRC Laws to enter into the Equity Transfer Agreement dated July 1, 2011, whereby Zhenyu shall transfer 75% of the equity interest of Jinyu to Yixing Dragon Path, and the Agreement on Assignment of 75% Shareholder’s Rights in Jinyu dated July 1, 2011, which specifies takeover procedure between Yixing Dragon Path and Zhenyu. Such equity transfer shall become effective upon the consent of other shareholder of Jinyu and the approval from competent Government Agencies. The BVI Company, another shareholder of Jinyu, has expressed its written consent on the said Equity Transfer Agreement. To our knowledge after due enquiry, competent Government Agencies approved such equity transfer on December 13, 2011. The Equity Transfer Agreement has become valid and binding.

3.	Yixing Dragon Path and Zhenyu have legal capacity under PRC Laws to enter into the Agreement on Transfer of the Share in Five Patents dated July 1, 2011, whereby Zhenyu shall transfer its shares in five patents to Yixing Dragon Path. Such agreement will be valid and binding upon registration with the competent Government Agencies.

4.	Yixing Dragon Path and Zhenyu have legal capacity under PRC Laws to enter into the Offset Agreement dated July 1, 2011, whereby two parties agree to offset their obligations to each other under the Termination Agreements, Equity Transfer Agreement and Agreement on Transfer of the Share in Five Patents. Such agreement will be valid and binding upon the approval procedure stipulated therein is completed; provided, however, that taxation obligation of each party thereto will not be exempted due to such offset.

D. Qualifications

We are licensed to practice in the PRC and the foregoing opinion is limited to the PRC Laws currently in force and publicly available on the date of this opinion and is subject to the following additional qualifications:

i.	Our opinion is limited to the PRC Laws of general application effective as of the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the PRC;

ii.	This opinion is intended to be used in the context which is specifically referred to herein;

iii.	The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations or the interpretation or enforcement thereof, will not be changed, amended or revoked in the immediate future or in the long term with or without retrospective effect;

iv.	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, which may be different from our opinion; and

v.	We may rely, as to matters of fact (but not as to legal conclusions), to the extent reasonable, on certificates and confirmations of Government Agencies or responsible officers of the Group Companies.

This opinion is rendered at the request of and solely for the benefit of the Company in connection with the above matters. This opinion is intended to be used in the context which is specifically referred to herein. Each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This opinion may not be relied upon, quoted or referred to for any other purpose or released upon by, or furnished to any other person other than the legal and financial advisors of the Company, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K filed with Securities and Exchange Commission, filed on October 15, 2012 (“Form 8-K”) and reference to our firm name in the Form 8-K.

Yours faithfully,

ALLBRIGHT LAW OFFICES

Steve Zhu

Attorney at Law/Senior Partner

Direct line: (021) 61059116